Exhibit 99.1
Press Release Dated September 20, 2012

Two Rivers Executes a Memorandum of Understanding

Denver – September 20, 2012 - Two Rivers Water Company (OTC QB: TURV, http://www.2riverswater.com) announced today that it has entered into a Memorandum of Understanding with the Town of Monument, Colorado, to jointly explore development of a Permanent Water Supply Plan.  Two Rivers President Gary Barber said, “We are very pleased to embark on a collaborative relationship with the Town to identify viable renewable water supply strategies.  We are committed to an integrated rotating farm fallowing model as the method for developing reliable municipal sources of supply.”

Rotating farm fallowing keeps farmland in production while rotating the crops to generate an increment of water for use off the farm.  The Arkansas Basin Roundtable, a multi-disciplinary body of representatives from throughout the region, has identified this alternative to permanent dry-up of farmland as the preferred method to address the looming municipal water supply gap along the Front Range of Colorado.

Two Rivers Water Company CEO John R. McKowen noted, “Our investment in irrigated farmland is based on the tremendous value Two Rivers sees in the future of food production in the United States.  As global populations increase, the demand for safe, high-quality food for human consumption can only increase.  Our vision is for a sustainable relationship between our farming operations and measures to meet the impending water shortage here in the Arid West.  Our business model is predicated on working with municipalities like the Town of Monument from within the agricultural community.”

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Arkansas River basin in southern Colorado. At the present time, Two Rivers Water Company grows a diverse variety of crops, ranging from fodder crops like alfalfa and corn to vegetables for human consumption, on high-yield irrigated farmland in Huerfano and Pueblo Counties. We are aggressively expanding operations to develop our business in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the plans, expectations and intentions referenced in the press release are reasonable, there can be no assurance that they will prove to be accurate.

CONTACT:

Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com